Exhibit 5.1

mwe.com

August 11, 2022

Mullen Automotive Inc.

1405 Pioneer Street

Brea, California 92821

Re:	Mullen Automotive Inc. - Registration Statement on Form S-8

Ladies and Gentleman:

We are rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 7,500,000 shares of common stock, par value $0.001 per share (“Common Stock”), of Mullen Automotive Inc., a Delaware corporation (the “Company”), pursuant to the 2022 Equity Incentive Plan of Mullen Automotive Inc. (the “Plan”). The 7,500,000 shares of Common Stock being registered hereunder are collectively referred to as the “Shares.”

We have examined: (i) the Registration Statement; (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended and supplemented (the “Amended and Restated Certificate of Incorporation”); (iii) the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”); (iv) the Plan; and (v) the corporate proceedings relating to the registration of the Shares pursuant to the Plan.

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons. We have also assumed that upon the issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Amended and Restated Certificate of Incorporation.

Based on the foregoing, we are of the opinion that the issuance of the Shares pursuant to the Plan, as applicable, has been duly authorized and, when and to the extent issued and delivered by the Company in accordance with the Registration Statement, the Plan, as applicable, any applicable award and any other resolutions or determination adopted by the board of directors of the Company or a duly authorized committee thereof relating thereto, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law, as currently in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444 US practice conducted through McDermott Will & Emery LLP.